Exhibit 99.1

February 12, 2015

Bonnie Watson

Sole Officer/Director

Licont Corp.

Dear Ms. Watson,

Re: Acquisition of Assets/Reverse Merger

This Letter Agreement reflects the general terms of Licont, Corp.’s (“LICONT”) acquisition of all the assets or stock of Green Forest Hydroponics, Inc. (“GFH”). LICONT is currently a publicly traded, SEC reporting company, with its common stock listed for trade on the OTCQB.

It is the intent of this Letter Agreement to set out with sufficient particularity the details of the transactions contemplated by the parties. This letter confirms the basis on which LICONT and GFH, and their respective officers, directors and/or equity holders have acted and will act in connection with this matter. This letter of intent is not meant to create binding obligations on either party, but to act as a basis upon which definitive asset acquisition agreements will be drafted.

1. Purchasing Price. To acquire the GFH stock,

(a) LICONT shall issue and deliver to GFH shares of LICONT common stock such that GFH/Nick Canillas owns 82% of the fully-diluted resulting company.

(b) GFH shall designate recipients of such stock according to a distribution memo at or before closing.

(c) LICONT shall assume all liabilities of GFH, including to pay the fees of GFH legal counsel not to exceed $30,000 through closing of transaction.

2. Pre/Post-Closing Items; Fees.

(a) LICONT shall continue operating its current business and shall not enter shell status prior to closing.

(b) LICONT shall cause all liabilities to be paid or waived at closing.

(c) LICONT shall issue an aggregate of 135,000 shares of common stock to certain consultants in connection with the Transaction.

3. Stock to Be Acquired by LICONT. 100% of GFH issued and outstanding common stock, GFH business, 100% of assets and liabilities associated with GFH.

4. Audit of GFH. To be performed within 45 days after closing.

5. Closing. The parties anticipate entering into a definitive Asset Sale Agreement on or before February 28, 2015, unless otherwise mutually agreed, and anticipate consummating the proposed transaction on or before March 31, 2015, unless otherwise mutually agreed to by the parties (“Closing”).

6. Board of Directors. On Closing, the board of LICONT shall appoint Nick Canillas as director. Bonnie Watson shall remain a director.

7. Officers. On Closing, Bonnie Watson shall resign as CEO without liability to LICONT and shall remain CFO, and the Board shall appoint Nick Canillas as CEO.

8. Definitive Agreement. The negotiation and execution of a definitive agreement, setting forth the principal terms hereof and such other representations, warranties, covenants and conditions as are standard in the context of such a transaction.

9. Access to Information. The parties shall permit the other and its accountants, attorneys, and other advisers to conduct a thorough due diligence examination of it, and its officers, employees, representatives, and other advisers will treat as confidential all nonpublic information about the parties that is disclosed to them in the course of this examination.

10. Public Disclosure. The parties, and their officers, employees, accountants, attorneys, representatives, and other advisers will treat as confidential all discussions regarding the transaction until a definitive agreement has been signed. None of them will issue a press release or make any other public announcement regarding the transaction without the approval of the other party, unless they are advised by counsel that such disclosure is required by law.

11. Exclusivity. None.

12. General.

(a) Expenses. Each party shall bear its own costs and expenses incurred in connection with the transaction, including fees and expenses of accountants, counsel, representatives, and other advisers.

(b) Revisions. The parties hereto by mutual agreement in writing may extend the time for the performance of any term or condition of this Letter Agreement, extend the date of entering into the formal definitive agreement between the parties, waive any inaccuracies in any representations contained herein, and waive the future performance of any obligation.

(c) Binding Effect. It is the intent of this Letter Agreement to set out with sufficient particularity the details of the transactions contemplated by the parties. This letter confirms the basis on which LICONT and GFH have acted and will act in connection with this matter. This letter of intent is not meant to create binding obligations on either party, but to act as a basis upon which definitive loan and asset acquisition agreements will be drafted.

(d) Entire Agreement. This Letter Agreement contains the entire agreement between the Seller and the Buyer regarding this transaction, and supersedes all prior oral and written understandings and transactions related thereto.

(e) Further Actions. The parties will execute such further documents and do such further things as may be necessary or convenient to carry out and give effect to the intent of this Letter Agreement.

(f) Execution. This Letter Agreement may be executed in several parts in the same form and by facsimile and such parts so executed will together form one original agreement and construed as if all the signing parties hereto had executed one copy of this Letter Agreement.

(g) Survival of Warranties. All warranties and representations contained herein will survive this Letter Agreement.

(h) Time and Governing Law. Time is of the essence to this Letter Agreement. This Letter Agreement will be construed and governed under the laws of the State of California and the parties agree to submit any disputes to the jurisdiction of the courts of the State of California, excluding the conflict of laws thereof.

(i) Currency. All currency referred to in this Letter Agreement is in USD unless otherwise specified.

If the terms set forth in this letter are acceptable to you, please sign the duplicate original of this letter in the space provided below and return it to me and we will commence to draft the definitive loan and asset acquisition agreement. The proposal set forth in this letter will terminate if it is not accepted by you on or before February 15, 2015.

Very truly yours,
Green Forest Hydroponics, Inc.

/s/ Nick Canillas
Nick Canillas
Sole officer, director and shareholder

Accepted;

Licont, Corp.

/s/ Bonnie Watson
Signature
Name: Bonnie Watson
Title: CEO/CFO
Date:

Page 4